Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-71788 and No. 33-80306) of Titan International, Inc. of our report dated February 23, 2011, except for the effects of the restatement described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management's Report on Internal Control over Financial Reporting (Restated) as to which the date is November 9, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.  We also consent to the reference to us under the heading "Selected Financial Data" in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

St. Louis, MO
November 9, 2011